Exhibit 99.1

Columbia Sportswear Company Reports First Quarter 2026 Financial Results;
Updates Full Year 2026 Financial Outlook

First Quarter 2026 Highlights
•Net sales were relatively flat (decrease of 3 percent on a constant-currency basis) at $779.0 million, compared to first quarter 2025.
•Gross margin contracted 20 basis points to 50.7 percent of net sales from 50.9 percent of net sales in first quarter 2025.
•Operating income decreased 10 percent to $42.0 million, or 5.4 percent of net sales, compared to first quarter 2025 operating income of $46.5 million, or 6.0 percent of net sales.
•Diluted earnings per share of $0.65, compared to first quarter 2025 diluted earnings per share of $0.75.
•Exited the quarter with $535.4 million of cash, cash equivalents and short-term investments and no borrowings.
•The Company repurchased $150.0 million of common stock during the quarter.

Full Year 2026 Financial Outlook
The following forward-looking statements reflect our expectations as of April 30, 2026 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2026 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.43 to $3.50 billion (unchanged), representing net sales growth of 1.0 to 3.0 percent (unchanged) compared to 2025.
•Gross margin of 50.3 percent to 50.5 percent (prior 49.8 percent to 50.0 percent), including an improvement resulting from lower-than-planned U.S. tariffs driven by the temporary tariffs that are in place through July 2026.
•Operating income of $230 to $262 million (prior $211 to $243 million), representing operating margin of 6.7 to 7.5 percent of net sales (prior 6.2 to 6.9 percent).
•Diluted earnings per share of $3.55 to $4.00 (prior $3.20 to $3.65).

PORTLAND, Ore. - April 30, 2026 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced first quarter 2026 financial results for the period ended March 31, 2026.

Chairman and Chief Executive Officer Tim Boyle commented, “We’re pleased to have delivered net sales and profitability exceeding our guidance for the first quarter, driven by early Spring 2026 wholesale shipments and better-than-expected demand in Europe and the U.S. The strength of our international business continues to lead our growth. Our U.S. business declined, which was largely expected due to a lower Spring 2026 wholesale order book, and our decisions taken last year to reduce supply of winter season products as a precautionary measure in response to U.S. tariff announcements.

“Looking ahead, I’m encouraged by signs of growing momentum in the U.S., including an expected inflection back to wholesale growth in the second half based on our Fall 2026 order book. With our Engineered for Whatever campaign grabbing consumers’ attention and reminding them of our irreverent roots, coupled with new and innovative products that are resonating with consumers, it’s increasingly clear to me that the Columbia ACCELERATE Growth Strategy is gaining traction. We are updating our earnings guidance for 2026, based in part on a temporary improvement in U.S. tariff rates.

“The operating environment remains highly dynamic, with the conflict in the Middle East creating additional uncertainty for our business since last quarter. In this environment, we are fortunate to have a highly experienced leadership team, a resilient and flexible global supply chain, and a fortress balance sheet as key competitive advantages. We remain focused on what we can control, and will continue executing our strategy and vision to:

•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement with increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;
•amplify marketplace excellence that is digitally-led, omni-channel, and global; and
•empower talent that is driven by our core values."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's first quarter 2026 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/financial-results at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

ACCELERATE Growth Strategy

ACCELERATE is a growth strategy intended to elevate the Columbia brand to attract younger and more active consumers. It is a multi-year effort centered around several consumer-centric shifts to our brand, product and marketplace strategies, as well as enhanced ways of working. 2025 was an important milestone in this journey. The Columbia brand launched its new brand platform “Engineered for Whatever” through a global brand campaign in print, on social, and in-person. The Columbia brand also released certain new products designed with a younger, more active consumer in mind, and re-launched the U.S. Columbia.com website, with enhanced features and photography. We’re encouraged with early indicators, which signal that our differentiated marketing communications and enhanced products are resonating with consumers, providing us confidence as we plan for future seasons. For more information on the ACCELERATE Growth Strategy, please refer to the CFO Commentary and Financial Review presentation.
First Quarter 2026 Financial Results
(All comparisons are between first quarter 2026 and first quarter 2025, unless otherwise noted.)

Net sales were relatively flat (decrease of 3 percent on a constant-currency basis) at $779.0 million from $778.5 million for the comparable period in 2025. Sales growth in most of our international markets was offset by a decline in the U.S. due to a lower U.S. wholesale Spring 2026 orderbook and lack of inventory to fulfill first quarter demand due to our decision, in the prior year, to reduce supply of certain winter season products as a precautionary measure in response to U.S. tariff announcements.

Gross margin contracted 20 basis points to 50.7 percent of net sales from 50.9 percent of net sales for the comparable period in 2025. Gross margin contraction primarily reflected a 310 basis point impact of unmitigated incremental U.S. tariffs, partially offset by mitigation tactics, which primarily included targeted price increases.

SG&A expenses were $357.1 million, or 45.8 percent of net sales, compared to $354.5 million, or 45.5 percent of net sales, for the comparable period in 2025. The largest changes in SG&A expenses were driven by higher DTC expenses, partially offset by lower enterprise technology and supply chain expenses, resulting from prior-year actions taken as part of our Profit Improvement Program. SG&A included an unfavorable impact of $6.7 million from foreign currency translation.

Operating income decreased 10 percent to $42.0 million, or 5.4 percent of net sales, compared to operating income of $46.5 million, or 6.0 percent of net sales, for the comparable period in 2025. Operating margin included a favorable impact of $5.3 million from foreign currency translation.

Interest income, net of $4.9 million, compared to $6.8 million for the comparable period in 2025.

Income tax expense of $13.0 million resulted in an effective income tax rate of 27.4 percent, compared to income tax expense of $12.6 million, or an effective income tax rate of 23.0 percent, for the comparable period in 2025.

Net income was $34.3 million, or $0.65 per diluted share, compared to net income of $42.2 million, or $0.75 per diluted share, for the comparable period in 2025. Net income and diluted earnings per share included a favorable impact of $4.7 million and $0.09 per diluted share, respectively, from foreign currency translation.

Balance Sheet as of March 31, 2026

Cash, cash equivalents, and short-term investments totaled $535.4 million, compared to $658.4 million as of March 31, 2025.

The Company had no borrowings as of either March 31, 2026 or March 31, 2025.

Inventories were relatively flat at $624.0 million, compared to $623.7 million as of March 31, 2025.

Cash Flow for the Three Months Ended March 31, 2026

Net cash used in operating activities was $77.5 million, compared to $32.0 million in 2025.

Capital expenditures totaled $12.4 million, compared to $15.6 million in 2025.

Share Repurchases for the Three Months Ended March 31, 2026

The Company repurchased 2,498,685 shares of common stock for an aggregate of $150.0 million, or an average price per share of $60.03.

At March 31, 2026, $276.5 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on June 4, 2026 to shareholders of record on May 21, 2026.

Full Year 2026 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's full year 2026 and second quarter 2026 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of April 30, 2026 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. The Company's Financial Outlook assumes current U.S. tariff rates continue through July 2026 before returning to rates approximate to levels that were in place prior to the Supreme Court's tariff ruling.

Net sales are expected to increase 1.0 to 3.0 percent (unchanged), resulting in net sales of $3.43 to $3.50 billion, compared to $3.40 billion in 2025. Foreign currency translation is expected to benefit net sales by approximately 50 to 100 basis points (unchanged).

Gross margin is expected to contract up to 20 basis points resulting in gross margin of 50.3 to 50.5 percent of net sales (prior 49.8 to 50.0 percent), compared to 50.5 percent of net sales in 2025. Gross margin expectations include roughly 200 basis points (prior 300 basis points) of unfavorable impact from incremental tariffs prior to mitigation actions.

SG&A expenses, as a percent of net sales, are expected to be 43.6 to 44.2 percent (unchanged), compared to SG&A expense as a percent of net sales of 44.2 percent in 2025.

Operating margin is expected to be 6.7 to 7.5 percent of net sales (prior 6.2 to 6.9 percent), compared to operating margin of 6.1 percent of net sales in 2025.

Effective income tax rate is expected to be 24.0 to 25.0 percent (unchanged).

Diluted earnings per share is expected to be $3.55 to $4.00 (prior $3.20 to $3.65), compared to $3.23 in 2025.

Operating cash flow is expected to be $300 to $330 million.

Capital expenditures are planned to be in the range of $65 to $75 million (unchanged), roughly in-line with our run rate over the past several years.

Second Quarter 2026 Financial Outlook

•Net sales are expected to be $600 to $610 million, representing a decrease of 1.0 percent to an increase of 1.0 percent from $605 million for the comparable period in 2025. Foreign currency translation is not expected to have a material impact on net sales.

•Operating loss is expected to be 5.5 to 4.5 percent of net sales, compared to operating loss of 3.9 percent of net sales in the comparable period in 2025. Operating margin includes SG&A expense deleverage driven by low-single-digit percent SG&A growth and gross margin contraction primarily resulting from the impact of unmitigated incremental U.S. tariffs.

•Diluted loss per share is expected to be $0.46 to $0.37, compared to $0.19 for the comparable period in 2025. This range reflects an estimated effective tax rate of approximately 20% for the second quarter.

Conference Call

The Company will hold its first quarter 2026 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at https://investor.columbia.com.
Second Quarter 2026 Reporting Date

The Company plans to report second quarter 2026 financial results on Thursday, July 30, 2026 at approximately 4:05 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities, drive long-term market share gains and manage expenses, financial position, marketing strategies, anticipated product launches, timing and payment of dividends, the impact of foreign currency translation, the effect of, and any changes to, tariff rates, and the Company’s expectations regarding its financial results for full year 2026 net sales, gross margin, SG&A expenses, operating margin, effective income tax rate, diluted earnings per share, operating cash flow, and capital expenditures, as well as second quarter 2026 net sales, operating margin, and diluted earnings (loss) per share. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may," "plan", "intend", and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the Company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to execute our ACCELERATE Growth Strategy; our ability to execute and realize cost savings related to our Profit Improvement Plan; our ability to effectively execute our business strategies, including initiatives to upgrade our business processes and information technology (“IT”) systems and investments in our DTC businesses; our ability to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; the seasonality of our business and timing of orders; trends affecting consumer spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally; the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions, changes in global regulation and economic and political conditions and disease outbreaks; volatility in global production and transportation costs and capacity and timing; our ability to effectively manage our inventory and our wholesale customer’s to manage their inventories; our dependence on third-party manufacturers and suppliers and our ability to source at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in 115 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Investor Relations Contact:
Matt Tucker
(503) 505-4898
investorrelations@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of March 31,
(in thousands)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$319,341	$323,339
Short-term investments	216,013	335,076
Accounts receivable, net	368,311	387,850
Inventories	623,971	623,700
Prepaid expenses and other current assets	90,538	71,371
Total current assets	1,618,174	1,741,336
Property, plant and equipment, net	273,207	282,605
Operating lease right-of-use assets	422,833	408,048
Intangible assets, net	71,221	79,221
Goodwill	5,694	26,694
Deferred income taxes	101,696	104,747
Other non-current assets	70,761	64,764
Total assets	$2,563,586	$2,707,415
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$233,661	$268,504
Accrued liabilities	201,840	205,328
Operating lease liabilities	84,704	76,314
Income taxes payable	6,884	8,637
Total current liabilities	527,089	558,783
Non-current operating lease liabilities	387,864	380,562
Income taxes payable	15,620	14,052
Deferred income taxes	1,579	320
Other long-term liabilities	49,464	43,931
Total liabilities	981,616	997,648
Total shareholders' equity	1,581,970	1,709,767
Total liabilities and shareholders' equity	$2,563,586	$2,707,415

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2026	2025
Net sales	$779,013	$778,452
Cost of sales	384,051	382,395
Gross profit	394,962	396,057
Gross margin	50.7%	50.9%

Selling, general and administrative expenses	357,137	354,471
Net licensing income	4,168	4,922
Operating income	41,993	46,508
Interest income, net	4,883	6,817
Other non-operating income, net	397	1,551
Income before income tax	47,273	54,876
Income tax expense	12,965	12,628
Net income	$34,308	$42,248

Earnings per share:
Basic	$0.65	$0.76
Diluted	$0.65	$0.75
Weighted average shares outstanding:
Basic	52,627	55,734
Diluted	52,703	55,983

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash flows from operating activities:
Net income	$34,308	$42,248
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13,691	13,465
Non-cash lease expense	23,038	20,921
Provision for uncollectible accounts receivable	225	763
Deferred income taxes	4,975	2,658
Share-based compensation	6,660	5,224
Other, net	(2,562)	(2,385)
Changes in operating assets and liabilities:
Accounts receivable	31,648	33,254
Inventories	61,584	71,634
Prepaid expenses and other current assets	1,342	7,868
Other assets	(133)	4,252
Accounts payable	(147,676)	(117,346)
Accrued liabilities	(73,795)	(71,010)
Income taxes payable	(936)	(22,227)
Operating lease assets and liabilities	(25,472)	(21,609)
Other liabilities	(4,439)	252
Net cash used in operating activities	(77,542)	(32,038)
Cash flows from investing activities:
Purchases of short-term investments	(4,955)	(152,779)
Sales and maturities of short-term investments	141,975	106,913
Capital expenditures	(12,447)	(15,565)
Net cash provided by (used in) investing activities	124,573	(61,431)
Cash flows from financing activities:
Payment of line of credit issuance fees	(843)	—
Proceeds from issuance of common stock related to share-based compensation	1,213	4,931
Tax payments related to share-based compensation	(4,394)	(5,550)
Repurchase of common stock	(150,000)	(101,430)
Cash dividends paid	(15,615)	(16,600)
Net cash used in financing activities	(169,639)	(118,649)
Net effect of exchange rate changes on cash	(79)	3,588
Net decrease in cash and cash equivalents	(122,687)	(208,530)
Cash and cash equivalents, beginning of period	442,028	531,869
Cash and cash equivalents, end of period	$319,341	$323,339
Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes	$19,515	$35,832
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$5,240	$8,712

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended March 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In thousands, except percentage changes)	2026	Translation	2026(1)	2025	% Change	% Change(1)
Geographical net sales:
United States	$422,454	$—	$422,454	$471,181	(10)%	(10)%
Latin America and Asia Pacific	160,243	(3,248)	156,995	152,210	5%	3%
Europe, Middle East and Africa	145,349	(15,709)	129,640	107,480	35%	21%
Canada	50,967	(2,773)	48,194	47,581	7%	1%
Total	$779,013	$(21,730)	$757,283	$778,452	—%	(3)%

Brand net sales:
Columbia	$690,149	$(20,782)	$669,367	$683,121	1%	(2)%
SOREL	37,163	(817)	36,346	42,205	(12)%	(14)%
prAna	26,661	(6)	26,655	28,114	(5)%	(5)%
Mountain Hardwear	25,040	(125)	24,915	25,012	—%	—%
Total	$779,013	$(21,730)	$757,283	$778,452	—%	(3)%

Product category net sales:
Apparel, accessories and equipment	$623,093	$(15,832)	$607,261	$628,820	(1)%	(3)%
Footwear	155,920	(5,898)	150,022	149,632	4%	—%
Total	$779,013	$(21,730)	$757,283	$778,452	—%	(3)%

Channel net sales:
Wholesale	$401,072	$(13,455)	$387,617	$399,769	—%	(3)%
DTC	377,941	(8,275)	369,666	378,683	—%	(2)%
Total	$779,013	$(21,730)	$757,283	$778,452	—%	(3)%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.